Exhibit 2.1

                          AGREEMENT AND PLAN OF MERGER

         THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") is made and entered into this ____day of June, 2001, by and between Decorate, Inc., a Missouri corporation ("Decorate"), and Decorize.com, L.L.C., a Missouri limited liability company, ("Decorize.com").

                                   WITNESSETH:

         WHEREAS, Decorate is a corporation duly organized and validly existing under the laws of the State of Missouri and, as of the date hereof, has authorized capital consisting of One Million (1,000,000) shares of voting common stock with a par value of One Cent ($.01) per share, of which 10 shares are issued and outstanding, (the "Organizational Stock");

         WHEREAS, Decorize.com is a limited liability company duly organized and validly existing under the laws of the State of Missouri;

         WHEREAS, Decorate and Decorize.com desire to merge Decorize.com into Decorate to convert the legal structure of Decorize.com from a limited liability company to a corporation, in accordance with the terms and conditions hereinafter set forth.

         NOW, THEREFORE, for and in consideration of the mutual covenants and agreements hereinafter set forth and other good and valuable consideration, the receipt, adequacy and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

                                    Article I
                                     MERGER

         1.1 Surviving Corporation. In accordance with the terms and conditions of this Agreement, including without limitation, the conditions precedent set forth in Article VI hereof, Decorize.com shall be merged with and into Decorate (the "Merger") effective as of the Effective Time (as defined in ss.1.2 below). Decorate shall be the surviving corporate entity (the "Surviving Corporation") and shall continue its corporate existence under the laws of the State of Missouri.

         1.2 Effective Time. The Merger shall become effective upon the issuance of a Certificate of Merger by the Missouri Secretary of State. The date and time when the Merger becomes effective are herein referred to as the "Effective Time."

         1.3 Succession and Assumption. Immediately as of the Effective Time, by virtue of the Merger and without any action by Decorate or Decorize.com: (a) Decorate shall succeed to all present and future rights, titles, privileges, powers and franchises of Decorate and Decorize.com, and (b) Decorate shall assume all liabilities, duties and obligations of Decorate and Decorize.com, as they exist immediately prior to the Effective Time.

         1.4 Articles of Incorporation. At the Effective Time, the Articles of Incorporation of Decorate in effect immediately prior to the Effective Time

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shall become the Articles of Incorporation of the Surviving  Corporation,  until thereafter amended as provided by law.

         1.5 Bylaws. At the Effective Time, the Bylaws of Decorate in effect immediately prior to the Effective Time shall become the Bylaws of the Surviving Corporation, until thereafter amended as provided by law.

         1.6 Officers and Directors. At the Effective Time, the officers and directors of Decorate existing immediately prior to the Effective Time shall become the officers and directors of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation.

                                   Article II
                       CONVERSION OF MEMBERSHIP INTERESTS

         2.1 Conversion of Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof:

         (a) Each share of voting common stock of Decorate, one cent ($.01) par value per share (the "Decorate Stock"), issued and outstanding immediately prior to the Effective Time shall continue to represent the same number of outstanding shares of the Surviving Corporation;

         (b) Each "A" Membership Units of Decorize.com shall be converted at the ratio of 5.373 to 1, thereby giving the owner of such A Membership Units the right to receive one (1) fully paid and non-assessable voting share of the Surviving Corporation in exchange for every 5.373 A Membership Units so owned;

         (c) Each "A1" Membership Units of Decorize.com shall be converted at the ratio of 5.373 to 1, thereby giving the owner of such A1 Membership Units the right to receive one (1) fully paid and non-assessable voting share of the Surviving Corporation in exchange for every 5.373 A1 Membership Units so owned;

         (d) Each B Membership Unit of Decorize.com shall be converted into the right to receive One (1) fully paid and non-assessable voting share of the Surviving Corporation for each B Membership Unit so owned;

         (e) The owner of the Organizational Stock shall be entitled to the shares provided for in this section, less the Organizational Stock already issued to him.

         2.2 Closing of Transfer Books. At the Effective Time, the stock transfer books of Decorate shall be closed and no transfer of shares of Decorate shall thereafter be made. After the Effective Time, certificates previously representing shares of Decorize.com Stock shall be cancelled and exchanged for shares of the Surviving Corporation as provided in ss. 2.3 hereof.

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         2.3 Exchange of Decorize.com  Membership  Units. As soon as practicable after the Effective Time, the Surviving Corporation shall mail to each member of Decorize.com, a form letter of transmittal for return to the Surviving Corporation, containing instructions for use in effecting the surrender of certificates of Decorize.com membership units for certificates of stock in the Surviving Corporation. Upon the proper surrender of such certificates, the record holder thereof shall be issued the number of fully paid and nonassessable shares of the Surviving Corporation as such holder is entitled to receive under ss. 2.1 and ss. 2.2 hereof and such surrendered certificates shall be cancelled. Until surrendered, each certificate of Decorize.com Stock shall represent solely the right to receive shares of the Surviving Corporation into which the Decorize.com Stock shall have been converted pursuant toss.2.1 andss. 2.2 hereof.


                                   Article III
                 REPRESENTATIONS AND WARRANTIES OF DECORIZE.COM

         Decorize.com hereby represents and warrants to Decorate as follows:

         3.1 Organization. Decorize.com is a limited liability company organized, validly existing and in good standing under the laws of the State of Missouri with all requisite power and authority to own, operate and lease its properties and to carry on its business as it is now being conducted.

         3.2 Capitalization of Decorize.com. As of the date hereof, there are 800,000 A Membership Units, 46,257 A1 Membership Units and 157,500 B Membership Units. Except as otherwise disclosed, as of the date hereof, there is no outstanding option, warrant, subscription or other right obligating Decorize.com to issue any additional membership units in the company.

         3.3 Authorization. Decorize.com has the necessary power and authority to enter into this Agreement and this Agreement has been duly authorized by its members. This Agreement is a legal, valid and binding obligation of Decorize.com.

         3.4 No Violation. Neither the execution and delivery of this Agreement by Decorize.com, the performance by Decorize.com of its obligations hereunder nor the consummation by it of the transactions contemplated hereby will (i) violate any provision of the Operating Agreement of Decorize.com, (ii) constitute a default under or cause the acceleration of the maturity of any debt or obligation which, individually or in the aggregate with all other such debts and obligations, is material to Decorize.com taken as a whole, or (iii) to the best knowledge of Decorize.com, violate any statute or law or any judgment, decree, order, regulation or rule of any court or governmental authority to which Decorize.com is subject, which would have a material adverse effect on the financial condition, business or operations of Decorize.com taken as a whole.

         3.5 Litigation. To the best knowledge of Decorize.com, there is no action, proceeding or investigation pending or threatened against or involving Decorize.com or any properties or rights of Decorize.com which, if determined

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adversely,  could  materially  and  adversely  affect the  financial  condition, business or operations of Decorize.com taken as a whole. Decorize.com is not in violation of any order, judgment, injunction or decree outstanding against it the effect of which would be materially adverse to the financial condition, business or operations of Decorize.com taken as a whole.


                                   Article IV
                   REPRESENTATIONS AND WARRANTIES OF Decorate

         Decorate hereby represents and warrants to Decorize.com as follows:

         4.1 Corporate Organization. Decorate is a corporation duly organized, validly existing and in good standing under the laws of the State of Missouri with all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as it is now being conducted.

         4.2 Capitalization of Decorate. As of the date hereof, the authorized capital stock of Decorate consists of One Million (1,000,000) shares of common stock, par value of One Cent ($.01) per share, and there are issued and outstanding ten (10) shares of such common stock. All of such outstanding shares have been validly issued and are fully paid and nonassessable with no personal liability attaching to the ownership thereof. As of the date hereof, there is no outstanding option, warrant, subscription or other right obligating Decorate to issue any shares of its capital stock or other securities convertible into any shares of its capital stock.

         4.3 Authorization. Decorate has the necessary corporate power and authority to enter into this Agreement and this Agreement has been duly authorized by its board of directors and shareholders. This Agreement is a legal, valid and binding obligation of Decorate.

         4.4 No Violation. Neither the execution and delivery of this Agreement by Decorate, the performance by Decorate of its obligations hereunder nor the consummation by it of the transactions contemplated hereby will (i) violate any provision of the Articles of Incorporation or Bylaws of Decorate, (ii) constitute a default under or cause the acceleration of the maturity of any debt or obligation which, individually or in the aggregate with all other such debts and obligations, is material to Decorate taken as a whole, or (iii) to the best knowledge of Decorate, violate any statute or law or any judgment, decree, order, regulation or rule of any court or governmental authority to which Decorate is subject, which would have a material adverse effect on the financial condition, business or operations of Decorate taken as a whole.

         4.5 Litigation. To the best knowledge of Decorate, there is no action, proceeding or investigation pending or threatened against or involving Decorate or any properties or rights of Decorate which, if determined adversely, could materially and adversely affect the financial condition, business or operations of Decorate taken as a whole. Decorate is not in violation of any order,

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judgment,  injunction or decree outstanding against it the effect of which would be materially adverse to the financial condition, business or operations of Decorate taken as a whole.

                                    Article V
                                    COVENANTS

         5.1 Conduct of Business Prior to the Effective Time. Each of Decorate and Decorize.com agrees that prior to the Effective Time:

         (a) its business shall be conducted only in the ordinary course;

         (b) except as required in connection with the Merger, it shall not (i) amend its Articles of Incorporation, Bylaws or Operating Agreement, as the case may be, (ii) change the number of authorized shares of its capital stock, or
(iii) declare, set aside or pay any dividend or other distribution or payment in cash, stock or property in respect of shares of its capital stock;

         (c) it shall not (i) issue, grant or sell any shares or rights of any kind to acquire any shares of its capital stock or membership units, as the case may be, (ii) acquire any assets or enter into any other transaction, other than in the ordinary course of business, (iii) dispose of, encumber or mortgage any assets or properties which are material to it taken as a whole other than in the ordinary course of business, (iv) waive, release, grant or transfer any rights of value or modify or change in any material respect any existing license, lease, contract or other document other than in the ordinary course of business, or (v) enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing; and

         (d) it shall use its best efforts to preserve intact its business organization, to keep available the service of its present officers and key employees, and to preserve the goodwill of those having business relationships with it.

         5.2 Compliance With Laws. Each of Decorate and Decorize.com shall duly comply in all material respects with all laws applicable to it and its properties, operations, business and assets.

         5.3 Access to Properties and Records. Each of Decorate and Decorize.com shall, upon reasonable request, afford to the other's accountants, counsel and other authorized representatives, full access during normal business hours throughout the period prior to the Effective Time to all of its properties, books, contracts, commitments and records.

         5.4 Further Actions. Subject to the terms and conditions hereof, Decorate and Decorize.com each agree to use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement, including without limitation, using all reasonable efforts (i) to obtain all necessary waivers, consents and approvals, to give all notices and to effect all necessary registrations and filings, and

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(ii) to defend any  lawsuits or other  legal  proceedings,  whether  judicial or administrative and whether brought derivatively or on behalf of third parties challenging this Agreement or the consummation of the transactions contemplated hereby.

                                   Article VI
                              CONDITIONS PRECEDENT

         6.1 Conditions to the Obligation of Decorize.com to Effect the Merger. Each and every obligation of Decorize.com under this Agreement to be performed on or before the Effective Time shall be subject to the fulfillment of the following additional conditions:

         (a) Decorate shall have performed in all material respects its obligations under this Agreement required to be performed by it on or prior to the Effective Time pursuant to the terms hereof;

         (b) the representations and warranties of Decorate contained in this Agreement shall be true and correct in all material respects at and as of the Effective Time as if made at and as of such time, except as affected by the transactions contemplated hereby; and

         (c) there shall have been no material adverse change in the business, assets, financial condition or results of operations of Decorate taken as a whole since the date of the financial statements furnished to Decorize.com.

         6.2 Conditions to the Obligation of Decorate to Effect the Merger. Each and every obligation of Decorate under this Agreement to be performed on or before the Effective Time shall be subject to the fulfillment of the following additional conditions:

         (a) Decorize.com shall have performed in all material respects its obligations under this Agreement required to be performed by it on or prior to the Effective Time pursuant to the terms hereof;

         (b) the representations and warranties of Decorize.com contained in this Agreement shall be true and correct in all material respects at and as of the Effective Time as if made at and as of such time, except as affected by the transactions contemplated hereby;

         (c) there shall have been no material adverse change in the business, assets, financial condition or results of operations of Decorize.com taken as a whole since the date of the financial statements furnished to Decorate.

                                   Article VII
                                   TERMINATION

         7.1 Termination. This Agreement may be terminated and the Merger may be abandoned at any time before the Effective Time at the election of either

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Decorate or  Decorize.com,  by written  notice from the party so electing to the other party, if the board of directors of either Decorate or Decorize.com, in its sole and absolute discretion, deems for any reason that consummation of the Merger is inadvisable.

         7.2 Effect of Termination. In the event of the termination of this Agreement by either Decorate or Decorize.com, as provided above:

         (a) this Agreement shall be void and of no further effect, and there shall be no liability by reason of this Agreement or the termination thereof on the part of either Decorate or Decorize.com, or on the part of their respective directors, members, manager, officers, employees, agents or shareholders; and

         (b) all information received by either party hereto with respect to the business of the other party or its divisions, affiliates or associates (other than information which is a matter of public knowledge or which has heretofore been or is hereafter published in any publication for public distribution or filed as public information with any governmental authority) shall not at any time be used for the advantage of, or disclosed to third parties for any reason whatsoever.

                                  Article VIII
                                  MISCELLANEOUS

         8.1 Amendment. This Agreement may be amended by the parties hereto by action taken by their respective board of directors or members, as the case may be, at any time prior to the Effective Time, but no such amendment shall (i) alter the amount or change the form of consideration into which shares of Decorize.com membership units are to be converted as provided in ss.2.1 and ss.2.2 hereof, or (ii) alter or change any of the terms and conditions of this Agreement if such alteration or change would adversely affect the holders of any class of capital stock of Decorate or the members of Decorize.com. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

         8.2 Fees and Expenses. Except as otherwise provided herein, the parties hereto shall bear their own costs and expenses incurred in connection herewith and with the transactions contemplated hereby, whether the Effective Time occurs or this Agreement shall be terminated. Decorate and Decorize.com agree to indemnify and hold the other harmless from any claim (together with costs and expenses, including attorneys fees, incurred in connection with such claims) for compensation by any person, firm or corporation claiming to have been requested, authorized or employed to act as lender, broker or agent in connection with the subject matter of this Agreement or negotiations leading thereto.

         8.3 Assignment. No party shall assign this Agreement or any of its rights and obligations hereunder without the prior written consent of the other party.

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         8.4  Successors and Assigns.  This Agreement  shall be binding upon and inure to the benefit of the parties hereto, their heirs, legal representatives, successors and permitted assigns.

         8.5 Entire Agreement. This Agreement constitutes the entire agreement and understanding of the parties with respect to the subject matter hereof, superseding any and all prior agreements, understandings, negotiations and discussions. No amendment, alteration, modification or waiver of this Agreement shall be binding unless evidenced by an instrument in writing signed on behalf of each of the parties hereto.

         8.6 Construction. The captions and headings of this Agreement are for convenience and reference only, and shall not control or affect the meaning or construction of this Agreement. Use of the masculine gender shall also be deemed to refer to the feminine gender and neuter gender and the singular to the plural unless the context clearly requires otherwise.

         8.7 Choice of Law. This Agreement shall be construed, governed, and enforced in accordance with the laws of the State of Missouri.

         8.8 Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision hereof and this Agreement shall be construed in all respects as if such invalid or unenforceable provision was omitted. The invalidity or unenforceability of any provision of this Agreement to any person or circumstance shall not affect the validity or enforceability of such provision as it may apply to any other persons or circumstances.

         8.9 Waiver. The failure in one or more instances of a party to insist upon performance of any of the terms, conditions and covenants set forth in this Agreement, or the failure of a party to exercise any right or privilege conferred by this Agreement, shall not be construed thereafter as waiving their right to insist upon the performance of such terms, conditions and covenants or the right to exercise such rights and privileges, which rights shall continue and remain in full force and effect as if no forbearance had occurred.

         8.10 Attorney Fees. In the event it becomes necessary for either party to file a suit to enforce this Agreement or any provision contained herein, and either party prevails in such action, then such party shall be entitled to recover, in addition to all other remedies or damages, reasonable attorney fees and court costs incurred in such suit.

         8.11 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original instrument, but all of which together will constitute for all purposes one and the same instrument.

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         IN WITNESS WHEREOF, the parties hereto have executed this Agreement and
Plan of Merger as of the date first above written.

                                             DECORATE, INC.


                                             By:
                                             ----------------------------------
                                             Its:


                                             DECORIZE.COM, L.L.C.

                                             By:
                                             ----------------------------------
                                             Its:


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